UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2022 (February 4, 2022)

Leafly Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39119	45-3834135
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 S. Jackson St. Suite 531 Seattle, WA	98104-2216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

1-206-455-9504

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value	LFLY	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	LFLYW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

On February 4, 2022 (the “Closing Date”), Leafly Holdings, Inc., a Delaware corporation (formerly known as Merida Merger Corp. I) (prior to the Effective Time (as defined below), “Merida” and after the Effective Time, the “Company”), consummated the previously-announced Mergers (as defined below) and related transactions (collectively, the “Business Combination”) contemplated by that certain Agreement and Plan of Merger, dated as of August 9, 2021 and amended on September 8, 2021 and on January 11, 2022 (as amended, the “Merger Agreement”), by and among Merida, Merida Merger Sub, Inc., a Washington corporation (“First Merger Sub”), Merida Merger Sub II, LLC, a Washington limited liability company (“Second Merger Sub”), and the pre-Business Combination Leafly Holdings, Inc., a Washington corporation (“Legacy Leafly”).

Pursuant to the terms of the Merger Agreement, the Business Combination was effected through the merger of First Merger Sub with and into Legacy Leafly (the “First Merger”), with Legacy Leafly surviving as the surviving company of the First Merger. Immediately following the First Merger, Legacy Leafly merged with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub surviving the Second Merger as a limited liability company named Leafly, LLC.

Pursuant to the Merger Agreement, at the time of the First Merger, (a) each issued and outstanding share of Class 1 common stock of Legacy Leafly, par value $0.0001 per share (“Legacy Leafly Class 1 Common Stock”), each issued and outstanding share of Class 2 common stock of Legacy Leafly, par value $0.0001 per share (“Legacy Leafly Class 2 Common Stock”), and each issued and outstanding share of Class 3 common stock of Legacy Leafly, par value $0.0001 per share (“Legacy Leafly Class 3 Common Stock” and, together with Leafly Class 1 Common Stock and Leafly Class 2 Common Stock, “Legacy Leafly Common Stock”), including shares of Leafly Common Stock issued upon the conversion of an aggregate principal amount of $31.47 million of convertible promissory notes (“2021 Notes”) issued by Legacy Leafly pursuant to that certain Note Purchase Agreement dated as of June 3, 2021 (as amended, the “2021 Note Purchase Agreement”), were automatically converted into the right to receive a number of shares of Merida’s common stock (the “Merida Common Stock”), par value $0.0001 per share (such shares of Merida Common Stock which Legacy Leafly shareholders are entitled to receive in the Mergers are referred to herein as the “Merger Shares”), equal to the Exchange Ratio (as defined below) and (b) each share of Legacy Leafly Series A preferred stock, par value $0.0001 per share (“Legacy Leafly Preferred Stock”), issued and outstanding immediately prior to the First Merger were converted into the right to receive a number of Merger Shares equal to the Exchange Ratio (as defined below) multiplied by the number of shares of Legacy Leafly Common Stock issuable upon conversion of such shares of Legacy Leafly Preferred Stock. The “Exchange Ratio” is the quotient obtained by dividing (i) 38,500,000 shares of Merida Common Stock, divided by (ii) the adjusted fully diluted shares of Legacy Leafly Common Stock that were outstanding immediately prior to the completion of the First Merger (taking into account the number of shares of Legacy Leafly Common Stock issuable upon the conversion of the Legacy Leafly Preferred Stock and 2021 Notes, and upon exercise of outstanding stock options of Legacy Leafly (assuming for the purposes of this definition that all such stock options were fully vested and exercised on a net exercise basis in accordance with the terms of the Merger Agreement)).

In accordance with the foregoing paragraph, at the Effective Time: (a) each outstanding share of Legacy Leafly Common Stock, including Legacy Leafly Common Stock held by prior owners of Legacy Leafly Preferred Stock (other than shares owned by Legacy Leafly as treasury stock, dissenting shares and restricted shares) was cancelled and converted into the right to receive a pro rata portion of approximately 35,434,475 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) and (b) each option to purchase Legacy Leafly Common Stock that was outstanding and unexercised immediately prior to the First Merger was automatically converted to an option to acquire 3,726,209 shares of Common Stock at an adjusted exercise price per share, in each case, using an Exchange ratio of 0.3283 calculated pursuant to the terms of the Merger Agreement. Additionally, as a result of the Mergers, the Legacy Leafly shareholders described above and other individuals to whom restricted stock units may be granted pursuant to the Earn Out Plan (such shareholders and individuals, “Participants,” and such plan the “Earn Out Plan”) have been granted the contingent right to receive on a pro rata basis a portion of up to 6,000,000 restricted shares of Common Stock (“Earnout Shares”) that will vest if the Company achieves certain earnout thresholds prior to the third anniversary of the Closing Date.

In addition, pursuant to a Note Purchase Agreement by and among the Company and certain investors dated as of January 11, 2022 (the “2022 Note Purchase Agreement”), the Company issued, and certain investors purchased, $30.0 million aggregate principal amount of unsecured 8.00% Convertible Senior Notes due 2025 (the “New Notes”) concurrently with the closing of the Business Combination (the “Closing,” and such transaction, the “2022 Convertible Notes Investment”).

The material provisions of the Merger Agreement are described in: (a) the Company’s definitive Proxy Statement/Prospectus/Consent Solicitation Statement filed with the Securities and Exchange Commission (the “SEC”) on December 21, 2021 (the “Proxy Statement/Prospectus/Consent Solicitation Statement”) in the section titled “The Merger Agreement” beginning on page 141 the Proxy Statement/Prospectus/Consent Solicitation Statement, which is incorporated by reference herein; and (b) the Company’s Proxy Statement/Prospectus/Consent Solicitation Statement Supplement filed with the SEC on January 18, 2022 (the “Proxy Supplement”) in the section titled “Update to the Merger Agreement” on page 42 of the Proxy Supplement, which is incorporated by reference herein.

In connection with the Closing, the registrant changed its name from “Merida Merger Corp. I” to “Leafly Holdings, Inc.” Capitalized terms used in this Current Report on Form 8-K that are not defined herein have the same meaning as set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement or the Proxy Supplement, as applicable.

The foregoing description of each of the Merger Agreement is a summary only and is qualified in its entirety by reference to the Merger Agreement (as amended by the First Amendment to the Agreement and Plan of Merger, dated as of September 8, 2021, and the Second Amendment to the Agreement and Plan of Merger, dated as of January 11, 2022), a copy of which is attached hereto as Exhibit 2.1, 2.2 and 2.3 and which is incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement

Amended and Restated Registration Rights Agreement

In connection with the Business Combination, on the Closing Date, that certain Registration Rights Agreement, dated November 4, 2019, was amended and restated and the Company, Merida Holdings, LLC, a Delaware limited liability company (“Sponsor”), and certain securityholders of Legacy Leafly entered into the Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, affiliates of EarlyBirdCapital, Sponsor, the holders of the Founder Shares (as defined in the Amended and Restated Registration Rights Agreement) and other investors party thereto, have agreed to be subject to a 180-day lockup in respect of their Founder Shares. In addition to the lockup set forth in the Amended and Restated Registration Rights Agreement, Lockup Shares held by Lockup Holders are subject to transfer restrictions as further described in Item 5.03 below.

The material terms of the Amended and Restated Registration Rights Agreement are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements” beginning on page 111 of the Proxy Statement/Prospectus/Consent Solicitation Statement.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by the full text of the Amended and Restated Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

2022 Convertible Notes Investment

In connection with the 2022 Convertible Notes Investment, on the Closing Date, the Company issued $30,000,000 in aggregate principal amount of the New Notes to certain investors in accordance with the 2022 Note Purchase Agreement. The terms of the New Notes are set forth in a Global Note dated February 4, 2022 (the “Global Note”). The New Notes bear interest at a rate of 8.00% per annum, paid in cash semi-annually in arrears on July 31 and January 31 of each year, and mature on January 31, 2025 (the “Maturity Date”). The New Notes are convertible into approximately 2,400,000 shares of Common Stock of the Company at an initial conversion rate of 80 shares of Common Stock per $1,000 principal amount of New Notes and 80 shares of Common Stock per $1,000 amount of accrued and unpaid interest, if any, thereon, subject to adjustment for customary events prior to the Maturity Date (the “Conversion Rate”), which is equivalent to an initial conversion price of $12.50 per share. Conversion of the New Notes, together with any accrued and unpaid interest, if any, at the time of conversion will be settled in shares of the Company’s Common Stock.

The New Notes are convertible at the option of the holders at any time prior to the close of business on the second scheduled trading day immediately before the Maturity Date. In addition, the Company may, at its election, force the conversion of the New Notes at the Conversion Rate on or after January 31, 2024, if the volume-weighted average trading price of the Company’s Common Stock exceeds $18.00 for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days. The Company also has the option, on or after January 31, 2023 and prior to the 40th trading day immediately before the Maturity Date and subject to the holders’ ability to optionally convert, to redeem all or a portion of the New Notes at a cash redemption price equal to 100% of the principal amount of the New Notes, plus accrued and unpaid interest, if any.

The holders of the New Notes have the right to cause the Company to repurchase for cash all or a portion of the New Notes held by such holder upon the occurrence of a “fundamental change” (as defined in the Global Note) or in connection with certain asset sales, in each case at a price equal to 100% of par plus accrued and unpaid interest, if any.

The New Notes include restrictive covenants that, among other things and subject to the exceptions set forth in the Global Note, limit the ability of the Company to incur additional debt, incur liens, make restricted payments, make certain investments, enter into affiliate transactions, dispose of certain assets and enter into certain merger or asset sale transactions. The New Notes also contain customary events of default.

The Company’s obligations under the New Notes are guaranteed on a senior unsecured basis by Legacy Leafly, pursuant to the Notation of Guarantee dated as of the Closing Date (the “Notation of Guarantee”). On the Closing Date, Legacy Leafly also entered into that certain Joinder Agreement to the 2022 Note Purchase Agreement (the “Joinder Agreement”), pursuant to which Legacy Leafly was joined as a party to the 2022 Note Purchase Agreement for the purpose of the representations, warranties, covenants and indemnities set forth therein.

The foregoing description is qualified in its entirety by reference to (i) the 2022 Note Purchase Agreement, which is included as Exhibit 10.3 to this Current Report and is incorporated by reference herein, (ii) the Global Note, which is included as Exhibit 4.4 to this Current Report and is incorporated by reference herein, (iii) the Notation of Guarantee, which is included as Exhibit 4.5 to this Current Report and is incorporated by reference herein, and (iv) the Joinder Agreement, which is included as Exhibit 10.7 to this Current Report and is incorporated by reference herein.

Indemnification Agreements

In connection with the Business Combination, on the Closing Date, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements require the Company to, among other things, indemnify its directors, officers and directors who were once but cease to be directors of Leafly (a “Former Director”) for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director, officer or Former Director in any action or proceeding arising out of their services as one of the Company’s directors or officers or any other company or enterprise to which the person provides (or provided) services at the Company’s request. The indemnification agreements require the Company to maintain Directors and Officers insurance.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference.

The Mergers were approved by Merida’s stockholders at a special meeting of Merida’s stockholders (the “Special Meeting”) on February 1, 2022. At the Special Meeting, (a) 8,219,781 shares of Merida Common Stock were voted in favor of the proposal to approve the Mergers, 158,300 shares of Merida Common Stock were voted against the proposal and 425 shares of Merida Common Stock abstained from voting on the proposal. In connection with the Closing, 4,942,048 shares of Merida Common Stock were redeemed at a per share price of approximately $10.01. In addition, 1,389,867 shares of Merida Common Stock were redeemed in connection with submission of a proposal on October 29, 2021 to extend the date by which Merida has to consummate a business combination and 2,537,568 shares of Merida Common Stock were redeemed in connection with submission of a proposal on December 22, 2021 to extend the date by which Merida has to consummate a business combination. In total, 8,869,483 shares of Merida Common Stock were redeemed prior to the Closing. The Mergers were completed on February 4, 2022.

In connection with the consummation of the Mergers, each of the outstanding shares of Merida Common Stock, including 1,732,194 of “Initial Shares,” continued as one share of Common Stock.

As of the Closing Date and following the completion of the Mergers, the Company had the following outstanding registered securities:

●	approximately 41,298,738 shares of Common Stock; and
●	approximately 6,500,776 public warrants and 3,950,311 private placement warrants, each exercisable for one share of Common Stock at a price of $11.50 per share.

FORM 10 INFORMATION

Prior to the Closing, the Company was a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with no operations, formed as a vehicle to effect a business combination with one or more operating businesses. After the Closing, the Company became a holding company whose only assets consist of equity interests in Legacy Leafly. Accordingly, the Company is providing below the information that would be required if the Company were filing a general form for registration of securities on Form 10. Please note that the information provided below relates to the combined company after the consummation of the Mergers, unless otherwise specifically indicated or the context otherwise requires.

Cautionary Note Regarding Forward-Looking Statements

This document and the information incorporated by reference herein include “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of present or historical fact included in or incorporated by reference in this Current Report on Form 8-K, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Current Report on Form 8-K, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

●	the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitability following the Closing;
●	the ability to obtain and/or maintain the listing of the Company’s Common Stock and public warrants on Nasdaq following the Closing;
●	the business, operations and financial performance of the Company following the Business Combination;
●	expansion plans and opportunities, including future acquisitions or additional business combinations;
●	the Company’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Closing;
●	risks related to disruption of management’s time from ongoing business operations due to the Business Combination;
●	litigation, complaints, product liability claims and/or adverse publicity;
●	the impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;
●	privacy and data protection laws, privacy or data breaches, or the loss of data;
●	the impact of the COVID-19 pandemic and its effect on business and financial conditions of the Company; and
●	other risks and uncertainties set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Risk Factors” beginning on page 51 of the Proxy Statement/Prospectus/Consent Solicitation Statement and set forth in the Proxy Supplement in the section titled “Update to Risk Factors” beginning on page 29 of the Proxy Supplement, which are incorporated herein by reference.

Business and Properties

The business and properties of Merida and Legacy Leafly prior to the Mergers are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the sections titled “Summary of the Proxy Statement/Prospectus/Consent Solicitation Statement - The Parties” beginning on page 21 of the Proxy Statement/Prospectus/Consent Solicitation Statement, “Other Information Related to Merida” beginning on page 200 of the Proxy Statement/Prospectus/Consent Solicitation Statement and “Business of Leafly” beginning on page 210 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which are incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Risk Factors” beginning on page 51 the Proxy Statement/Prospectus/Consent Solicitation Statement and are described in the Proxy Supplement in the section titled “Update to Risk Factors” beginning on page 29 of the Proxy Supplement, which are incorporated herein by reference.

Financial Information

Selected Historical Financial Information

The selected historical financial information of Legacy Leafly for the years ended December 31, 2020 and December 31, 2019 and the nine months ended September 30, 2021 and 2020 are included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Selected Historical Financial Information of Leafly” beginning on page 46 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which are incorporated herein by reference.

Unaudited Condensed Financial Statements

The unaudited condensed financial statements as of and for the nine months ended September 30, 2021 and 2020 of Legacy Leafly have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC and are included in the Proxy Statement/Prospectus/Consent Solicitation Statement beginning on page F-78 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which are incorporated herein by reference.

These unaudited condensed financial statements should be read in conjunction with the historical audited financial statements of Legacy Leafly as of and for the years ended December 31, 2020 and 2019 and the related notes included in the Proxy Statement/Prospectus/Consent Solicitation Statement beginning on page F-54 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which are incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020 is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operations prior to the Mergers is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the sections titled “Merida’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 205 of the Proxy Statement/Prospectus/Consent Solicitation Statement and “Leafly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 238 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which are incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Company’s common stock as of February 4, 2022, after giving effect to the Closing, by:

●	each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding shares of any class of the Common Stock;
●	each current executive officer and director of the Company; and
●	all current executive officers and directors of the Company, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Stock.

Name of Beneficial Owners(2)	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock(1)
5% Stockholders:
Merida Holdings LLC(3) (4)	5,146,719	11.5%
Peter Lee(3) (4)	5,146,719	11.5%
Brendan Kennedy	4,229,121	10.2%
Michael Blue	2,927,772	7.1%
Christian Groh(5)	2,746,227	6.6%

Executive officers and directors of the Company:
Peter Lee(3) (4)	5,146,719	11.5%
Michael Blue	2,927,772	7.1%
Yoko Miyashita(6)	639,028	1.5%
Samuel Martin(7)	247,679	*
Dave Cotter	173,401	*
Suresh Krishnaswamy	—	*
Kimberly Boler	—	*
Alan Pickerill	—	*
Cassandra Chandler	—	*
Blaise Judja-Sato	—	*
All directors and executive officers as a group (10 individuals)	9,134,599	19.9%

*	Indicates less than 1 percent.

(1)	The percentage of beneficial ownership of the Company is calculated based on 41,298,738 shares of Common Stock outstanding as of February 4, 2022, which includes 35,434,475 shares of Common Stock issued to Legacy Leafly securityholders in connection with the Business Combination. Where applicable, the percentage of beneficial ownership for each individual or entity post-Business Combination also reflects Common Stock issuable upon exercise of Merida’s 3,600,311 private warrants held by the sponsor (after giving effect to the transfer of 300,000 private warrants to the investors pursuant to the 2022 Note Purchase Agreement), which have an exercise price of $11.50 per share, and upon exercise of stock awards that will vest (in the case of restricted stock units) or be exercisable (in the case of stock options) within 60 days after the consummation of the Business Combination. All figures exclude earnout shares and shares underlying the New Notes. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Stock beneficially owned by them upon consummation of the Business Combination.

(2)	Unless otherwise indicated, the business address of each of the individuals is c/o Leafly Holdings, Inc., 111 S. Jackson St. Suite 531 Seattle, WA 98104.
(3)	The business address of each of these parties is c/o Merida Merger Corp., 641 Lexington Avenue, 18th Floor, New York, NY 10022.
(4)	Represents securities held by Merida Holdings, LLC, of which each of Messrs. Lee, Baruchowitz, Monat and Nannetti is a managing member. Each individual has one vote, and the approval of three of the four managing members is required for approval of an action of the entity. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based on the foregoing, no individual of the committee exercises voting or dipositive control over any of the securities held by such entity, even those in which he directly owns a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The 5,146,719 shown in the table reflects 3,600,311 private warrants discussed in note (1) to this table plus 1,546,408 sponsor shares (after reflecting the transfer of 30,803 sponsor shares pursuant to the Share Transfer, Non-Redemption and Forward Purchase Agreements and the 37,500 sponsor shares pursuant to the 2022 Note Purchase Agreement and the forfeiture of 13,000 sponsor shares pursuant to the Side Letter). It excludes the remaining 1,625,194 sponsor shares subject to additional vesting conditions, as described elsewhere in the Proxy Statement/Prospectus/Consent Solicitation Statement. This row does not reflect the potential cancelation of up to 26,000 sponsor shares on the date that is three months following the Closing Date, pursuant to the Side Letter.
(5)	Includes 270,227 shares owned by Mr. Groh’s wife, for which he disclaims beneficial ownership.
(6)	Includes 239,404 shares subject to stock options that vested immediately upon closing of the Mergers, as discussed in the section titled “Other Compensation of Named Executive Officers — Option Award Granted to Yoko Miyashita.”
(7)	Includes 65,666 RSUs that were promised to Mr. Martin, which will be immediately vested upon grant early in 2022, subject to approval of the awards by the New Leafly board of directors.

Directors and Executive Officers

The information set forth in Item 5.02 and Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Certain Relationships and Related Party Transactions

The certain relationships and related party transactions of the Company are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Certain Relationships and Related Person Transactions” beginning on page 254 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which is incorporated herein by reference. In connection with the Business Combination, on February 4, 2022, the Board approved and adopted a new Related Person Transaction Policy.

The Related Person Transaction Policy, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, applies to any transaction or arrangement, or any series of transactions or arrangements in which the Company (or its direct and indirect subsidiaries) is to be a participant, whether or not the Company is a party, with a related person (unless clearly incidental in nature or it is determined in accordance with the Related Person Transaction Policy that such interest is immaterial in nature), including without limitation sales, purchases or other transfers of real or personal property, use of property and equipment by lease or otherwise, services received or provided, the borrowing and lending of funds, guarantees of loans or other undertakings and the employment by the Company of an immediate family member of a related person or a change in the terms or conditions of employment of such an individual that is material to such individual. In reviewing and approving any such transactions, the Audit Committee will be tasked in light of the relevant facts and circumstances with determining whether the transaction is in, or not inconsistent with, the best interests of the Company, including, but not limited to, whether the transaction is on terms comparable to those available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons. All such approved transactions must be ratified by the Audit Committee, taking into account the foregoing considerations, during the next meeting of the Audit Committee, or sooner if determined to be necessary by the Company’s general counsel.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the sections entitled “Legal Proceedings” on page 205 of the Proxy Statement/Prospectus/Consent Solicitation Statement and “Legal Matters” beginning on page 228 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

The Company’s Common Stock and warrants were historically quoted on the Nasdaq under the symbols “MCMJ” and “MCMJW,” respectively. On February 7, 2022, the Company’s Common Stock and warrants were listed on the Nasdaq under the new trading symbols of “LFLY” and “LFLYW,” respectively.

As of the Closing Date and following the completion of the Business Combination, the Company had approximately 41,298,738 shares of Common Stock issued and outstanding held of record by approximately 841 holders.

Dividends

The Company has not paid any cash dividends on the Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Recent Sales of Unregistered Securities

The disclosure set forth in the “Introductory Note” above is incorporated by reference herein. The New Notes issued in connection with the Closing of the Business Combination are convertible into approximately 2,400,000 shares of Common Stock. The New Notes were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Company relied on this exemption based upon representations made by the purchasers in the 2022 Note Purchase Agreement. The disclosure contained in Item 1.01 of this Current Report is also incorporated by reference herein.

This summary is qualified in its entirety by reference to (i) the 2002 Note Purchase Agreement, the form of which was included as Exhibit 10.3 to this Current Report and is incorporated by reference herein and (ii) the Global Note, which is included as Exhibit 4.4 to this Current Report and is incorporated by reference herein.

Description of Registrant’s Securities to be Registered

Common Stock

A description of the Company’s Common Stock is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Description of New Leafly’s Securities after the Mergers – Authorized and Outstanding Stock” beginning on page 277 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which is incorporated herein by reference.

Warrants

A description of the Company’s warrants is included in the Company’s Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Description of New Leafly’s Securities after the Mergers — Warrants” beginning on page 278 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Supplementary Data

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Pursuant to the 2022 Convertible Notes Investment, the Company issued $30,000,000 in aggregate principal amount of New Notes to certain investors pursuant to the terms of the 2022 Note Purchase Agreement. The Company’s obligations pursuant to the New Notes are guaranteed by Legacy Leafly pursuant to a Notation of Guarantee and Joinder Agreement executed by Legacy Leafly on the Closing Date. The disclosure contained in Item 1.01 of this Current Report with respect to the 2022 Convertible Notes Investment is also incorporated by reference herein.

This summary is qualified in its entirety by reference to (i) the 2022 Note Purchase Agreement, which is included as Exhibit 10.3 to this Current Report and is incorporated by reference herein, (ii) the Global Note, which is included as Exhibit 4.4 to this Current Report and is incorporated by reference herein, (iii) the Notation of Guarantee, which is included as Exhibit 4.5 to this Current Report and is incorporated by reference herein, and (iv) the Joinder Agreement, which is included as Exhibit 10.7 to this Current Report and is incorporated by reference herein.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On the Closing Date, all of Leafly’s outstanding Units separated into their component parts of one share of common stock and one-half of one redeemable warrant (“Warrant”), with each whole Warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share.

Item 3.03 Material Modification to Rights of Security Holders

The information set forth in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of the Registrant

The information set forth above under “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately following the Closing is set forth in the Company’s definitive Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Management of New Leafly” beginning on page 174 of the Proxy Statement/Prospectus/Consent Solicitation Statement and in the Proxy Supplement in the section titled “Update to Management of New Leafly” beginning on page 38 of the Proxy Supplement, which are incorporated herein by reference.

The information related to executive and director compensation of Legacy Leafly is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Executive and Director Compensation of Leafly” beginning on page 229 of the Proxy Statement/Prospectus/Consent Solicitation Statement and is incorporated by reference herein.

DEPARTURE AND ELECTION OF DIRECTORS

Directors

The following table sets forth the name and position of each of the directors of the Company upon consummation of the Mergers.

Name	Age	Position
Yoko Miyashita	47	Chief Executive Officer, Director
Peter Lee	45	Director
Michael Blue	43	Director
Cassandra Chandler	67	Director
Blaise Judja-Sato	57	Director
Alan Pickerill	55	Director

Effective as of immediately prior to the Effective Time, in connection with the Mergers, the size of the Board of Directors (the “Board”) was changed to six members. Effective as of immediately prior to the Effective Time, Mitchell Baruchowitz, Jeffrey Monat, and Andres Nannetti resigned as directors of the Company, with Peter Lee remaining as the sole director. Cassandra Chandler, Blaise Judja-Sato, and Alan Pickerill, Yoko Miyashita, and Michael Blue were appointed to serve as directors of the Company.

Yoko Miyashita and Alan Pickerill were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Peter Lee and Blaise Judja-Sato were appointed to serve as Class II directors, each with a term expiring at the Company’s second annual meeting of stockholders following the Closing; and Michael Blue and Cassandra Chandler were appointed to serve as Class III directors, with a term expiring at the Company’s third annual meeting of stockholders following the Closing.

Biographical information for new board members is set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Management of New Leafly — Information about New Leafly’s Non-Employee Directors” beginning on page 174 of the Proxy Statement/Prospectus/Consent Solicitation Statement and in the Proxy Supplement in the section titled “Update to Management of New Leafly — Information about New Leafly’s Non-Employee Directors” beginning on page 38 of the Proxy Supplement, which are incorporated herein by reference.

Independence of Directors

Nasdaq listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Company’s Board has determined that each of the directors other than Yoko Miyashita and Michael Blue qualifies as an independent director, as defined under the listing rules of Nasdaq, and that the board of directors of New Leafly consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.

Committees of the Board of Directors

Effective as of the Effective Time, the standing committees of the Company’s Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), and a nominating and corporate governance committee (the “Nominating and Corporate Governance Committee”). Each of the committees reports to the Board.

Effective as of the Effective Time, the Board appointed Cassandra Chandler, Blaise Judja-Sato, and Alan Pickerill to serve on the Audit Committee, with Alan Pickerill as chairperson. Our Board has determined that Cassandra Chandler, Blaise Judja-Sato, and Alan Pickerill will each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. The Board appointed Peter Lee, Blaise Judja-Sato, and Alan Pickerill to serve on the Compensation Committee, with Blaise Judja-Sato as chairperson. Cassandra Chandler, Michael Blue and Peter Lee were appointed to serve on the Nominating and Corporate Governance Committee, with Cassandra Chandler as chairperson. Each committee member will serve until his or her successor is elected or qualified or until his or her earlier death, resignation or removal.

APPOINTMENT OF CERTAIN OFFICERS

Executive Officers

The following table sets forth the name and position of each of the executive officers of the Company upon consummation of the Mergers.

Name	Age	Position
Yoko Miyashita	47	Chief Executive Officer, Director
Suresh Krishnaswamy	52	Chief Financial Officer
Dave Cotter	51	Chief Product Officer
Samuel Martin	38	Chief Operating Officer
Kimberly Boler	54	General Counsel

Biographical information for these individuals is set forth in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section titled “Management of New Leafly - Information about New Leafly’s Executive Officers” beginning on page 174 of the Proxy Statement/Prospectus/Consent Solicitation Statement and in the Proxy Supplement in the section titled “Update to Management of New Leafly — Information about New Leafly’s Non-Employee Directors” beginning on page 38 of the Proxy Supplement, which is incorporated herein by reference.

COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS AND DIRECTORS

THE COMPANY

The following disclosure concerns the compensation of the Company’s officers and directors for the fiscal year ended December 31, 2021 (pre-Business Combination).

No executive officer of Merida received any cash compensation for services rendered to Merida, although Merida officers, directors and stockholders were entitled to receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Merida’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There was no limit on the amount of out-of-pocket expenses reimbursable by Merida.

From November 4, 2019 through October 2020, Merida paid Merida Manager III LLC, an affiliate of the Sponsor, an aggregate fee of $5,000 per month for providing Merida with office space and certain office and secretarial services. However, this arrangement was solely for Merida’s benefit and was not intended to provide Merida’s officers or directors compensation in lieu of a salary.

Other than the $5,000 per month administrative fee, the payment of consulting, success or finder fees to the Sponsor and Merida’s officers, directors, the Merida initial stockholders or their affiliates in connection with the consummation of an initial business combination and the repayment of loans that may be made by the Sponsor to Merida, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, were paid to the Sponsor, the Merida initial stockholders, special advisors, members of Merida’s management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the Business Combination.

Members of Merida’s management team who remain with the Company following the Business Combination may be paid consulting, management, or other fees from the Company. These compensation arrangements are described further below in the section entitled “Director Compensation.” Additional changes to compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, to the extent required by the SEC.

Prior to the Business Combination, Merida had not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

LEGACY LEAFLY

This section discusses the material components of the executive compensation program for Legacy Leafly’s named executive officers, who are identified in the 2021 Summary Compensation Table below. This discussion contains forward-looking statements that are based on the Company’s current plans, considerations, expectations, and determinations regarding future compensation programs and related target milestones for the Company’s future results of operations. Actual compensation programs that the Company adopts following the completion of the Business Combination and the Company’s future results of operations may differ materially from the existing and currently planned programs or targets summarized or referred to in this discussion. For purposes of this section of this Form 8-K, “Legacy Leafly,” “we,” “us” or “our” refer to Legacy Leafly and its subsidiaries, unless the context otherwise indicates.

Overview

We have opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as Legacy Leafly is an emerging growth company. The scaled down disclosure rules are those applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for Legacy Leafly’s principal executive officer and its two most highly compensated executive officers other than the principal executive officer, whose total compensation for 2021 exceeded $100,000 and who were serving as executive officers as of December 31, 2021 or who would have been if they were serving as of December 31, 2021. We refer to these individuals as “named executive officers.”

We expect that the Company’s executive compensation program will evolve to reflect its status as a newly publicly traded company, while still supporting Legacy Leafly’s overall business and compensation objectives. In connection with the Business Combination, Legacy Leafly retained an independent executive compensation consultant to help advise on the post-Closing executive compensation program.

2021 and 2020 Compensation of Named Executive Officers

Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of the executive compensation program and compared against compensation in the market for similar positions. In general, we sought to provide a base salary level designed to reflect each executive officer’s scope of responsibility and accountability. Please see the “Salary” column in the Summary Compensation Table for the base salary amounts paid to named executive officers for their services during the years presented.

In 2020, in response to challenges posed by COVID-19, the Legacy Leafly board of directors asked Legacy Leafly’s executive officers, among other Legacy Leafly employees, to forego a portion of their annual base salary. Reductions for our named executive officers ranged from 20% to 30% from March 27 to May 26, 2020. No alternative compensation was provided in lieu of this reduction in base salary.

Bonus

Historically, bonuses have been provided on a discretionary basis. Bonus compensation is designed to hold executives accountable and reward them for personal and business performance. Legacy Leafly offers an annual incentive program for its executive officers whereby they are eligible to receive target bonus payouts, of up to 50% for the CEO and 40% for other named executive officers, of their base salary, with the actual bonus awarded based on a number of factors, including each executive’s personal performance, Legacy Leafly’s performance, current market and business climate, and Legacy Leafly’s financial circumstances, as determined by the Legacy Leafly board of directors. For 2020, named executive officers could elect to receive their bonuses in the form of cash or stock options. Please see the “Bonus” and “Stock Awards” columns in the Summary Compensation Table, including the footnotes thereto, for bonuses earned by named executive officers for their performance during the years presented.

Option Awards

To further focus executive officers on long-term company performance, Legacy Leafly granted stock awards in the form of stock options. Stock options generally vested 25% on the first anniversary of the vesting commencement date and in 1/48th increments for each subsequent month of continuous employment, until the awards are fully vested after four years. Exceptions to this vesting schedule for awards granted with respect to the periods covered in this Current Report are disclosed in the footnotes to the Summary Compensation Table. Under the terms of certain of their stock option agreements, executive officers have the option of exercising the stock option prior to vesting and receive restricted stock upon exercise, which is subject to the same vesting conditions applicable to the underlying stock options. Please see the “Option Awards” column in the Summary Compensation Table, including the footnotes thereto, for stock options granted to named executive officers for their performance during the years presented.

Option Award Repricing

During 2020, the Legacy Leafly board of directors approved a common stock option repricing program whereby certain previously granted and unexercised options held by current employees with exercise prices above $0.36 per share were repriced on a one-for-one basis to $0.36 per share, which represented the per share fair market value of the Legacy Leafly Common Stock as of the date of the repricing. The vesting terms of certain options were also modified from liquidity-based performance condition to a time-based service condition. There was no other modification to the vesting schedule of the previously issued options. As a result, nearly two million unexercised options originally granted to purchase shares of Legacy Leafly Common Stock at prices ranging from $0.77 to $1.58 per share were repriced under this program.

Legacy Leafly treated the repricing as a modification of the original awards and calculated additional compensation costs for the difference between the fair value of the modified award and the fair value of the original award on the modification date. The repricing resulted in incremental stock-based compensation cost, including as shown below for our named executive officers.

Retirement Benefits

Legacy Leafly sponsored a defined contribution retirement plan for all eligible employees providing for voluntary contributions by eligible employees and matching contributions made by Legacy Leafly. Legacy Leafly’s discretionary employer contribution rate is equal to 100% of salary deferrals that do not exceed 1% of compensation plus 50% of salary deferrals between 1% and 6% of compensation.

Executive Employment Arrangements

Yoko Miyashita

Ms. Miyashita entered into an employment agreement with Legacy Leafly effective as of August 17, 2020 to serve as the Legacy Leafly’s Chief Executive Officer on an at-will basis. The employment agreement provides for a base salary of $400,000 and a target annual bonus opportunity equal to 50% of then base salary that may be awarded in cash and/or options at the discretion of the Legacy Leafly board of directors. Ms. Miyashita is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly.

The employment agreement provides for the stock options described in the section entitled “Option Award Granted to Yoko Miyashita” below.

In the event that Ms. Miyashita incurs a “Qualifying Termination” (which is defined in the employment agreement as a termination by (a) the Company other than for “Cause”, death or “Disability” or (b) Ms. Miyashita for “Good Reason” (Disability as defined in the employment agreement, and Cause and Good Reason are defined below) outside of a Change in Control Period, Ms. Miyashita is entitled to the following: (a) cash severance equal to 100% of Annual Base Salary, (b) reimbursement for COBRA premiums, grossed up for income taxation, for coverage up to 12 months, and (c) (i) if the Qualifying Termination occurs prior to first anniversary of Ms. Miyashita’s employment commencement date, for the Standard Option and any other time-based options, vesting of all options that would have vested over the 12-month period following the date of termination (and for avoidance of doubt, no share subject to any Milestone Option or Liquidity Event Option will accelerate), and (ii) if the Qualifying Event occurs on or after the first anniversary of Ms. Miyashita’s employment commencement date but prior to the second anniversary of such date, for the Standard Option and any other time- based options, vesting of all options that would have vested over the 12-month period following the date of termination (and for avoidance of doubt, no shares subject to any Milestone Option or Liquidity Event Option will accelerate).

In connection with the Business Combination, Ms. Miyashita’s employment agreement was amended to provide that any awards received by Ms. Miyashita under the Earnout Plan will remain outstanding and eligible to vest following a Qualifying Termination of Ms. Miyashita’s employment.

In the event that Ms. Miyashita incurs a “Qualifying Termination” during the Change in Control Period, Ms. Miyashita is entitled to the following: (a) cash severance equal to the sum of (i) 100% of Annual Base Salary, plus (ii) her target annual bonus; (b) reimbursement for COBRA premiums, grossed up for income taxation, for coverage up to 12 months; and (c) all equity awards will accelerate vesting in full, and for purposes of determining the number of shares that will vest pursuant to the foregoing with respect to any performance-based vesting equity award, the applicable performance criteria will be deemed to have attained at a 100% level.

Ms. Miyashita’s employment agreement was conditioned on her also entering into a Confidential Information and Inventions Agreement and Arbitration Agreement.

For these purposes, the Change in Control Period is the period beginning 90 days prior to and ending 12 months following the effective date of a Change in Control.

Ms. Miyashita’s employment agreement further provides that if any payments or benefits provided for under the employment agreement or otherwise payable to Ms. Miyashita are considered “excess parachute payments” under Section 280G of the Code, then such payments will be limited to the greatest amount that may be paid to the executive under Section 280G of the Code without causing any loss of deduction to the Company under such Code Section, but only if, by reason of such reduction, the “Net After Tax Benefit” to the executive will exceed the net after tax benefit if such reduction was not made.

Ms. Miyashita’s employment agreement defines Good Reason as Ms. Miyashita’s resignation within 30 days following the expiration of any Legacy Leafly cure period following the occurrence of one or more of the following, without Ms. Miyashita’s consent: (a) a material reduction of authority, duties or responsibilities; (b) a reduction of more than ten percent 10% by Legacy Leafly (or its successor) in base cash compensation as in effect immediately prior to such reduction, unless Legacy Leafly also similarly reduces the base cash compensation of all other senior executives of Legacy Leafly; (c) a material change in the geographic location of the primary work facility or location; provided, that a relocation of less than 25 miles from the then-present location will not be considered a material change in geographic location; (d) a material breach of Legacy Leafly of the employment agreement; (e) prior to a Change in Control, Ms. Miyashita no longer serving as a member of the board of directors (other than pursuant to voluntary resignation from the board of directors); or (f) following a Change in Control, the failure of Legacy Leafly to obtain the assumption of the material obligations of the employment agreement by any successor(s).

Cause is defined by Ms. Miyashita’s employment agreement as any of the following: (a) Ms. Miyashita’s failure to perform the assigned duties or responsibilities pursuant to the employment agreement (other than a failure resulting from Disability) after written notice thereof from Legacy Leafly describing Ms. Miyashita’s failure to perform such duties or responsibilities, and failure by Ms. Miyashita within 30 calendar days from the date of such written notice to remedy such performance failure; (b) engagement in any act of dishonesty, fraud, misrepresentation, embezzlement or other acts that are or would reasonably be expected to be injurious in a material respect to Legacy Leafly; (c) a violation of any federal or state law or regulation applicable to the business of Legacy Leafly or its affiliates; (d) a breach of any confidentiality agreement or invention assignment agreement between Ms. Miyashita and Legacy Leafly (or any affiliate of Legacy Leafly); (e) Ms. Miyashita being convicted of, or entering a plea of nolo contendere to, any crime (other than minor traffic violations) or any act of moral turpitude; (f) continuing gross negligence or gross misconduct after written notice thereof from Legacy Leafly describing the applicable conduct, and failure to cure, if curable, within 10 calendar days from the date of such written notice to remedy such conduct; or (g) a breach of any material term of the employment agreement, the Confidential Information Agreement or any other employment-related agreement between Ms. Miyashita and Legacy Leafly.

Option Award Granted to Yoko Miyashita

In May of 2021, Yoko Miyashita was awarded stock options to purchase 4,860,993 shares of Legacy Leafly Common Stock in connection with her promotion to CEO in 2020. On November 4, 2021, Legacy Leafly and Ms. Miyashita entered into an agreement to modify certain of the vesting provisions of such outstanding stock options as of immediately prior to the closing of the Business Combination. The vesting terms that will apply as of the closing of the Business Combination are as follows (the number of shares will be adjusted in connection with the Business Combination):

●	A stock option to purchase 1,458,298 shares of Legacy Leafly Common Stock will vest (a) 50% upon the closing of the Business Combination and (b) 50% upon the earlier of (i) the Company’s achievement of a $1 billion market capitalization for any 20 days during a 30-day period on or before the fourth anniversary of the closing of the Business Combination (the “Market Cap Milestone”) or (ii) a Change in Control (as defined in Legacy Leafly’s 2018 Equity Incentive Plan); provided, in each case of clauses (i) and (ii), that Ms. Miyashita remains in Continuous Service until such time. We refer to this option as the “Liquidity Event Option.”

●	A stock option to purchase 1,458,298 shares of Legacy Leafly Common Stock will vest upon the achievement of the milestones and in the amounts set forth below; provided that Ms. Miyashita remains in Continuous Service until such time:

●	First Milestone Vesting Event: 50% of the total number of stock options will vest if the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022, as set forth in the Company’s audited income statement included in the Company’s annual report Form 10-K for the year ending December 31, 2022, filed with the SEC, equals or exceeds $65,000,000 (the “2022 Revenue Threshold”) (with a Prorata Amount (as defined below) vesting in the event that the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold).

●	Second Milestone Vesting Event: 50% of the total number of stock options will vest if the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023, as set forth in the Company’s audited income statement included in the Company’s annual report Form 10-K for the year ending December 31, 2023, filed with the SEC, equals or exceeds $101,000,000 (the “2023 Revenue Threshold”, and each of the 2022 Revenue Threshold and the 2023 Revenue Threshold, a “Revenue Threshold”) (with a Prorata Amount vesting in the event that the Company’s gross revenue (on a consolidated group basis) for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold).

●	In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.

We refer to this option as the “Milestone Option.”

“Prorata Amount” will mean an amount equal to between 90% and 100%, inclusive, of the Milestone Option subject to the 2022 Revenue Threshold or 2023 Revenue Threshold, respectively, and will correspond to the 90% to 100% achievement of the applicable Revenue Threshold.

The date of vesting for the Milestone Option will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Milestone Option will vest immediately upon a Change in Control provided that Ms. Miyashita remains in Continuous Service until such time.

●	A stock option to purchase 1,944,397 shares of Legacy Leafly Common Stock will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of August 17, 2020, the date of Ms. Miyashita’s promotion. The vesting of this option does not accelerate upon an Initial Public Offering or Change in Control. We refer to this option as the “Standard Option.”

Kimberly Boler

Ms. Boler entered into an offer letter with Legacy Leafly dated August 31, 2021 to serve as Legacy Leafly’s General Counsel on an at-will basis, effective as of September 27, 2021 (the “Boler Offer Letter”). The offer letter provides for a base salary of $375,000 and an annual bonus of up to 40% of her then base salary that may be awarded at Legacy Leafly’s discretion. Subject to approval of Legacy Leafly’s Board of Directors or the Company’s Board of Directors, as applicable, Ms. Boler will be eligible for a grant of stock options described in the section entitled “Option Awards Granted and Promised to Kimberly Boler” below. Ms. Boler also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly. Ms. Boler’s offer letter was conditioned on her entering into a Proprietary Information and Inventions Agreement and Arbitration Agreement.

Option Awards Granted and Promised to Kimberly Boler

The Boler Offer Letter provides for, subject to approval by Legacy Leafly’s Board of Directors or the Company’s Board of Directors, as applicable, and Ms. Boler’s continued employment with the Company, a grant of stock options to purchase the equivalent of 500,000 pre-closing shares of Legacy Leafly Common Stock under the 2018 Leafly Holdings, Inc. Equity Incentive Plan and the 2021 Leafly Equity Incentive Plan, as applicable based on the date of grant. 350,000 shares of the option grant will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of September 27, 2021, the start date of Ms. Boler’s employment. Of this 350,000, 155,433 had been granted as of the closing of the Business Combination. The remaining 150,000 shares of the overall option grant (collectively, the “Boler Milestone Grant”) had been granted as of the closing of the Business Combination and will vest as follows.

●	50,000 shares of the option grant will vest upon the Company’s achievement of the Market Cap Milestone as defined in the section entitled “— Option Award Granted to Yoko Miyashita” above.

●	50,000 shares of the option grant will vest according to the terms noted under “First Milestone Vesting Event” in the section entitled “— Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold.

●	50,000 shares of the option grant will vest according to the terms noted under “Second Milestone Vesting Event” in the section entitled “— Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold.

●

In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.

The date of vesting for these 150,000 shares will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Boler Milestone Grant will vest immediately upon a Change in Control provided that Ms. Boler remains in Continuous Service until such time.

The Boler Offer Letter additionally provides that Ms. Boler will be provided with a lump sum allowance of $40,000 to assist with her relocation to Seattle, WA.

The Boler Offer Letter is included as Exhibit 10.8 to this Current Report and is incorporated by reference herein.

Suresh Krishnaswamy

Mr. Krishnaswamy entered into an offer letter with Legacy Leafly dated September 13, 2021 to serve as Legacy Leafly’s Chief Financial Officer on an at-will basis, effective as of September 20, 2021. The offer letter provides for a base salary of $375,000 and an annual bonus of up to 40% of then base salary that may be awarded at Legacy Leafly’s discretion. Subject to approval of Legacy Leafly’s Board of Directors or the Company’s Board of Directors, as applicable, Mr. Krishnaswamy will be eligible for a grant of stock options described in the section entitled “Option Awards Granted and Promised to Suresh Krishnaswamy” below. Mr. Krishnaswamy also is eligible to participate in the employee benefit plans generally available to our employees and maintained by Legacy Leafly. Mr. Krishnaswamy’s offer letter was conditioned on his entering into a Proprietary Information and Inventions Agreement and Arbitration Agreement.

Option Awards Granted and Promised to Suresh Krishnaswamy

Mr. Krishnaswamy’s offer letter dated September 13, 2021, provides for, subject to approval by Legacy Leafly’s Board of Directors or the Company’s Board of Directors, as applicable, and Mr. Krishnaswamy’s continued employment with the Company, a grant of stock options to purchase the equivalent of 1,000,000 pre-closing shares of Legacy Leafly Common Stock under the 2018 Leafly Holdings, Inc. Equity Incentive Plan and the 2021 Leafly Equity Incentive Plan, as applicable based on the date of grant. 700,000 shares of the option grant will vest according to the standard vesting schedule noted under “Option Awards” above, with a vesting start date of September 20, 2021, the start date of Mr. Krishnaswamy’s employment. Of this 700,000, 310,868 had been granted as of the closing of the Business Combination. The remaining 300,000 shares of the overall option grant (collectively, the “Krishnaswamy Milestone Grant”) had been granted as of the closing of the Business Combination and will vest as follows.

●	100,000 shares of the option grant will vest upon the Company’s achievement of the Market Cap Milestone as defined in the section entitled “— Option Award Granted to Yoko Miyashita” above.

●	100,000 shares of the option grant will vest according to the terms noted under “First Milestone Vesting Event” in the section entitled “— Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2022 equals or exceeds 90% of the 2022 Revenue Threshold.

●	100,000 shares of the option grant will vest according to the terms noted under “Second Milestone Vesting Event” in the section entitled “— Option Award Granted to Yoko Miyashita” above, with a prorated number of stock options to vest in the event that the Company’s gross revenue for the year ending December 31, 2023 equals or exceeds 90% of the 2023 Revenue Threshold.

●

In the event the 2023 Revenue Threshold is achieved, any unvested portion of the stock option subject to the 2022 Revenue Threshold will fully vest. In the event the Market Cap Milestone is achieved, any unvested portion of the stock option subject to any Revenue Threshold will fully vest. The stock option subject to any Revenue Threshold will remain outstanding unless and until the last possible time that the 2023 Revenue Threshold can be achieved, the Market Cap Milestone can be achieved or a Change in Control may occur during the term of the stock option subject to any Revenue Threshold.

The date of vesting for these 300,000 shares will be the earlier of (i) the date following the Company’s filing with the SEC of its Form 10-K for the applicable fiscal year in which the applicable Revenue Threshold was attained or, (ii) the date the Market Cap Milestone is achieved. All shares subject to the Krishnaswamy Milestone Grant will vest immediately upon a Change in Control provided that Mr. Krishnaswamy remains in Continuous Service until such time.

Plan descriptions

Equity Incentive Plans

2018 Plan

We currently maintain the Leafly Holdings, Inc. 2018 Equity Incentive Plan (“2018 Plan”), which became effective on April 17, 2018. The material terms of the 2018 Plan are summarized below.

Share Reserve. An aggregate of 3,000,000 shares of stock are reserved for issuance pursuant to awards granted under the 2018 Plan.

Administration. Our board of directors administers the 2018 Plan. The board may delegate its duties and responsibilities to a committee of the board, and, to the extent permitted under the applicable law, may delegate to one or more officers of the company the authority to grant awards under the 2018 Plan, subject to aggregate limits on such grants that are specified by the board of directors. Subject to the terms and conditions of the 2018 Plan, the plan administrator has the authority to take any actions it deems necessary or advisable for the administration of the 2018 Plan.

Eligibility. Awards under the 2018 Plan may be granted to employees, directors, and consultants of the company and its subsidiaries. Incentive stock options (“ISOs”) may be granted only to employees of the company or certain of its subsidiaries.

Awards. The 2018 Plan provides for the grant of stock options (including ISOs and nonqualified stock options (“NSOs”)), stock appreciation rights (“SARs”), restricted stock awards, restricted stock units (“RSUs”) and the award or sale of shares of Legacy Leafly Common Stock, or any combination thereof. Each award is set forth in a separate award agreement indicating the type of the award and the terms and conditions of the award.

●	Stock Options. Stock options provide for the right to purchase shares of Legacy Leafly Common Stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

●	SARs. SARs provide for the right to receive the appreciation in the value of a certain number of shares of Legacy Leafly Common Stock during a specified period of time. The term of a SAR may not be longer than ten years. The appreciation distribution payable on the exercise of the SAR will not be greater than an amount equal to the excess of (a) the aggregate fair market value on the date of exercise of a number of shares of Legacy Leafly Common Stock equal to the number of common stock equivalents vested under the SAR, over (B) the aggregate strike price of the number of common stock equivalents exercised on the date of exercise. The appreciation distribution may be paid in shares of Legacy Leafly Common Stock, cash, or any combination of the two or in any other form of consideration as determined by the board of directors and contained in the applicable award agreement.

●	Restricted Stock. Awards of restricted stock are contractual promises to deliver shares of Legacy Leafly Common Stock in the future, which remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to restricted stock are determined by the plan administrator, subject to the conditions and limitations contained in the 2018 Plan.

●	RSUs. RSUs are contractual promises to deliver cash or shares of Legacy Leafly Common Stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2018 Plan.

●	Awards or Sales of Shares. Share awards are grants of nontransferable shares of Legacy Leafly Common Stock, and sales of shares (known as stock purchase rights) provide participants with the right to acquire shares under the 2018 Plan at a fixed purchase price. Share awards and stock purchase rights may remain forfeitable unless and until specified vesting conditions are met.

Certain Transactions. The plan administrator has broad discretion to take action under the 2018 Plan, as well as to make adjustments to the terms and conditions of existing and future awards in the event of certain transactions and events affecting our stock, such as recapitalizations, stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of a merger or other consolidation relating to the Company or the sale of all or substantially all of the Company’s stock or assets, all then-outstanding equity awards will be treated as set forth in the agreement governing such transaction, which may provide for one or more of the following: (a) the continuation, assumption or substitution of such awards, (b) the accelerated vesting and, if applicable, exercisability of such awards, and/or (c) the cancellation of such awards in exchange for cash or equity equal to the intrinsic value of such awards.

Transferability and Restrictions. With limited exceptions for the laws of descent and distribution, awards under the 2018 Plan are generally non-transferable prior to vesting unless otherwise determined by the plan administrator and are exercisable only by the participant during his or her lifetime.

Amendment and Termination. Our board of directors may amend, suspend or terminate the 2018 Plan at any time. However, Legacy Leafly must obtain stockholder approval of any amendment to the 2018 Plan to the extent it (a) increases the number of shares available for issuance under the 2018 Plan, (b) materially changes the class of persons who are eligible for the grant of options or the award or sale of shares under the 2018 Plan, (c) materially increases the benefits accruing to participants under the 2018 Plan, (d) materially reduces the price at which shares of Legacy Leafly Common Stock may be issued or purchased under the 2018 Plan, (e) materially extends the terms of the 2018 Plan, or (f) materially expands the types of stock awards available for issuance under the 2018 Plan. In addition, no amendment or termination of the 2018 Plan may, without the consent of the holder, adversely affect any award previously granted.

2021 Plan

On November 30, 2021, the board of directors of the Company approved the adoption of the New Leafly 2021 Equity Incentive Plan (the “2021 Plan”), subject to approval by stockholders. At the Special Meeting, the stockholders of the Company considered and approved the 2021 Plan. The 2021 Plan became effective immediately upon the Closing. Pursuant to the 2021 Plan, 4,502,495 initial shares and 4,502,495 shares for the Evergreen Cap (adjusted pursuant to the terms of the Incentive Plan) of Common Stock have been reserved for issuance under the 2021 Plan. No awards have been granted through this plan as of the date of this filing.

A description of the 2021 Plan is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section entitled “Proposal No. 6—The Incentive Plan Proposal” beginning on page 182 of the Proxy Statement/Prospectus/Consent Solicitation Statement and in the Proxy Supplement in the section entitled “Update to the Incentive Plan Proposal” beginning on page 40 of the Proxy Supplement, which are incorporated herein by reference. The foregoing description of the 2021 Plan is qualified in its entirety by the full text of the 2021 Plan, which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Earn Out Plan

On November 30, 2021, the board of directors of the Company approved the adoption of the Earn Out Plan, subject to approval by stockholders. At the Special Meeting, the stockholders of the Company considered and approved the Earn Out Plan. The Earn Out Plan became effective immediately upon the Closing. Pursuant to the 2021 Plan, 570,927 shares of Common Stock have been reserved for issuance under the Earn Out Plan.

A description of the Earn Out Plan is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section entitled “Proposal No. 8—The Earnout Plan Proposal” beginning on page 195 of the Proxy Statement/Prospectus/Consent Solicitation Statement, which is incorporated herein by reference. The foregoing description of the Earn Out Plan is qualified in its entirety by the full text of the Earn Out Plan, which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Employee Stock Purchase Plan

On November 30, 2021, the board of directors of the Company approved the adoption of the New Leafly 2021 Employee Stock Purchase Plan (the “ESPP”), subject to approval by stockholders. At the Special Meeting, the stockholders of the Company considered and approved the ESPP. The ESPP became effective immediately upon the Closing. Pursuant to the ESPP, 1,125,624 initial shares and 1,125,624 shares for the Evergreen Cap (as adjusted pursuant to the terms of the ESPP) of Common Stock have been reserved for issuance under the ESPP.

A description of the ESPP is included in the Proxy Statement/Prospectus/Consent Solicitation Statement in the section entitled “Proposal No. 7—The ESPP Proposal” beginning on page 189 of the Proxy Statement/Prospectus/Consent Solicitation Statement and in the Proxy Supplement in the section entitled “Update to the ESPP Proposal” beginning on page 41 of the Proxy Supplement, which are incorporated herein by reference. The foregoing description of the ESPP is qualified in its entirety by the full text of the ESPP, which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus			Option Awards		All Other Compensation(2)	Total
Yoko Miyashita	2021	$400,024	$	NA	(3)	$3,269,519	(5)	$28,650	$3,698,193
Chief Executive Officer	2020	$380,023		$—	(4)	$761,912	(6)	$18,987	$1,160,922

Suresh Krishnaswamy	2021	$101,565	$	NA	(3)	$906,444	(7)	$90,251	$1,098,260
Chief Financial Officer

Kimberly Boler	2021	$90,626		$—		$453,222	(8)	$42,924	$586,772
General Counsel

(1)	Amounts reported in this column comprise total annual salaries earned during fiscal years 2021 and 2020. The salary amounts for 2020 reflect the temporary reduction in base salary applicable to each of our named executive officers from March 27, 2020 until May 26, 2020, as further discussed above under “Salary.”
(2)	All Other Compensation comprises 401(k) plan matching contributions, cell phone allowance, health and welfare program premiums, and license, certification, and membership renewal fees, under programs that are available to substantially all our U.S.-based employees. See discussion of the 401(k) plan matching program under “Retirement Benefits” above. In 2021, “All Other Compensation” for Mr. Krishnaswamy also reflects $87,588 paid by Legacy Leafly to a consulting firm which then paid $50,960 to Mr. Krishnaswamy for consulting services he provided to Legacy Leafly in 2021 prior to his hiring. Also in 2021, “All Other Compensation” for Ms. Boler reflects a $40,000 relocation allowance provided to Ms. Boler upon her hiring.
(3)	The amount of bonus earned in 2021 is not calculable as of the date of this filing. The bonus will be calculated no later than March 15, 2022 and will be disclosed at that time in a Form 8-K filing.
(4)	Ms. Miyashita was granted a bonus in the form of immediately vested stock options to purchase 144,342 shares with a grant date fair value of $27,844, calculated in accordance with ASC Topic 718. This amount is reported in the Option Awards column and not reported in the Bonus column so as to not duplicate compensation within the table. These options were valued using a Black-Scholes model and the assumptions outlined in Note 11 to Legacy Leafly’s consolidated financial statements included in the Proxy Statement/Prospectus/Consent Solicitation Statement.
(5)	This amount comprises: $3,269,519 of fair value of the Liquidity Event Option, which was modified in November of 2021 subject to shareholder approval of the Mergers and was thus modified for accounting purposes effective February 4, 2022. The grant date fair value for the Liquidity Event Option was calculated in accordance with ASC Topic 718 using a Black-Scholes model for the 50% that vested upon closing of the Business Combination and a Monte-Carlo model for the 50% that is subject to future performance conditions. The inputs to each model were the same except for the life of the award; the shared inputs were the closing price of the Company’s common stock on the date of modification, a risk-free interest rate of 1.65%, volatility of 57%-67%, and no dividends, while the differing inputs were an expected life of same day for the 50% that vested upon closing and 2.42 years for the other 50%. The original grant date fair value of this option was not previously reported in the table as it was not considered probable of vesting. See footnote (6) to this table.
(6)	This amount comprises: $36,030 of incremental fair value of options that were repriced in November of 2020, as discussed under “Option Award Repricing” above; the $27,844 bonus paid in the form of stock options, as described in note (4) to this table; and the $1,002,531 of grant date fair value of the stock options granted to Ms. Miyashita upon her promotion to CEO, as discussed above under “Option Awards,” less $304,493 of which relates to the Liquidity Event Option, which was not considered probable of vesting in 2020 due to ASC Topic 718 considering a liquidity event not probable until it occurs. These options were valued using a Black-Scholes model and the assumptions outlined in Note 11 to Legacy Leafly’s consolidated financial statements included in the Proxy Statement/Prospectus/Consent Solicitation Statement.
(7)	This amount represents the grant date fair value of options granted to Mr. Krishnaswamy in connection with his hiring, including: $119,957 of fair value of 100,000 shares with market capitalization triggers, which were valued using a Monte-Carlo simulation model; $307,902 of fair value of 200,000 shares with revenue triggers, which were valued using a Black-Scholes model; and $478,585 of fair value of 310,868 shares with standard time-based vesting, which were valued using a Black-Scholes model. The grant date fair values of the options were calculated in accordance with ASC Topic 718. The inputs to each model were the same except for the volatility, life and risk-free interest rate of the award; the shared inputs were the fair value of Legacy Leafly’s common stock on the grant date and no dividends, while the differing inputs were volatility of 61% for the 200,000 shares, 65%-69% for the 100,000 shares, and 61% for the 310,868 shares; a risk-free rate of 2.0% for the 200,000 shares, 0.96% for the 100,000 shares, and 2.0% for the 310,868 shares; and an expected life of 5.9 years for the 200,000 shares, 2.15 years for the 100,000 shares, and 5.9 years for the 310,868 shares.
(8)	This amount represents the grant date fair value of options granted to Ms. Boler in connection with her hiring, including: $59,979 of fair value of 50,000 shares with market capitalization triggers, which were valued using a Monte-Carlo simulation model; $153,952 of fair value of 100,000 shares with revenue triggers, which were valued using a Black-Scholes model; and $239,291 of fair value of 155,433 shares with standard time-based vesting, which were valued using a Black-Scholes model. The grant date fair values of the options were calculated in accordance with ASC Topic 718. The inputs to each model were the same except for the volatility, life and risk-free rate of the award; the shared inputs were the fair value of Legacy Leafly’s common stock on the grant date and no dividends, while the differing inputs were volatility of 61% for the 100,000 shares, 65%-69% for the 50,000 shares, and 61% for the 155,433 shares; a risk-free rate of 2.0% for the 100,000 shares, 0.96% for the 50,000 shares, and 2.0% for the 155,433 shares; and an expected life of 5.9 years for the 100,000 shares, 2.15 years for the 50,000 shares, and 5.9 years for the 155,433 shares.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2021.

Name	Grant Date	Vesting Commencement Date		Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Yoko Miyashita	4/16/20	3/27/20		90,360	(1)	—	(1)	0.40	4/15/30
	11/25/20	5/20/19		172,474	(2)	106,250	(2)	0.36	6/30/29
	5/4/21	4/1/21	(3)	144,342	(3)	—	(3)	0.36	5/3/31
	5/4/21	8/17/20		648,132	(2)	1,296,265	(2)	0.36	5/3/31
	5/4/21	8/17/20		—	(4)	1,458,298	(4)	0.36	5/3/31
	5/4/21	8/17/20		—	(5)	1,458,298	(5)	0.36	5/3/31
Suresh Krishnaswamy	10/27/21	9/20/21		—	(6)	300,000	(6)	2.71	10/26/31
	10/27/21	9/20/21		—	(2)	9,544	(2)	2.71	10/26/31
	11/1/21	9/20/21		—	(2)	301,324	(2)	2.71	10/31/31
Kimberly Boler	10/27/21	9/20/21		—	(6)	150,000	(6)	2.71	10/26/31
	10/27/21	9/20/21		—	(2)	4,771	(2)	2.71	10/26/31
	11/1/21	9/20/21		—	(2)	150,662	(2)	2.71	10/31/31

(1)	This option vested 100% on the first anniversary of the vesting commencement date as the employee remained employed on that date.

(2)	This option vests 25% on the first anniversary of the vesting commencement date and in 1/48 increments for each subsequent month of continuous employment.

(3)	This option was vested upon grant.
(4)	This is the Liquidity Event Option discussed under “Option Award Granted to Yoko Miyashita” above. In February 2022, 50% of this award vested.

(5)	This is the Milestone Option discussed under “Option Award Granted to Yoko Miyashita” above.
(6)	These grants are for the 300,000 options and 150,000 options discussed under “Option Awards Granted and Promised to Suresh Krishnaswamy” and “Option Awards Granted and Promised to Kimberly Boler,” respectively, above.

Director Compensation

Beginning at the closing of the Business Combination, the Company will compensate its Board, other than Ms. Miyashita, who will not be compensated for her role on the Board, through a combination of cash and equity as outlined below:

●	a one-time RSU grant valued at $150,000 for each Board member;
●	an annual RSU grant valued at $50,000 for each Board member and $65,000 for the Board chair;
●	an annual $45,000 cash retainer for each Board member and $75,000 for the Board chair;
●	an annual cash committee chair retainer for each committee chair:
o	Audit: $30,000
o	Compensation: $20,000
o	Nominating and Governance: $15,000
●	an annual cash committee member retainer for each committee member:
o	Audit: $20,000
o	Compensation: $12,000
o	Nominating and Governance: $10,000

The one-time RSUs granted to each Board member will vest annually over three years. The annual grants will vest annually over one year.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 4, 2022, in connection with the Closing, the Company amended and restated its certificate of incorporation, effective as of the Closing (as amended and restated, the “Certificate of Incorporation”), and the Company adopted amended and restated bylaws (as amended and restated, the “Bylaws”). Among other things, as a result of the adoption of the Bylaws, the holders (such holders, the “Lockup Holders”) of shares of Common Stock (such shares, the “Lockup Shares”) issued (a) as consideration in the Business Combination, (ii) to directors, officers and employees of the Company and other individuals upon the settlement or exercise of restricted stock units, options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of Legacy Leafly outstanding immediately prior to the closing of the Business Combination, or (iii) to directors, officers and employees of the Company and other individuals pursuant to the Earn Out Plan as Earn Out Shares (as defined in the Earn Out Plan), may not transfer any Lockup Shares until the end of the period beginning on the closing date of the Business Combination and ending on the date that is 180 days after the closing date of the Business Combination, subject to certain exceptions set forth in the Bylaws; provided, however, that holders of shares Common Stock who purchased such shares pursuant to a private placement in connection with the Business Combination will not be deemed to be a Lockup Holder.

Copies of the Certificate of Incorporation and the Bylaws are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

The description of the Certificate of Incorporation and the general effect of the Certificate of Incorporation and the Bylaws upon the rights of holders of the Company’s capital stock are included in the Proxy Statement/Prospectus/Consent Solicitation Statement under the sections entitled “Proposal No. 3 – The Charter Amendment Proposal,” “Proposal No. 4 – The Governance Proposals” and “Comparison of Stockholder Rights” beginning on pages 167, 170 and 251, respectfully, of the Proxy Statement/Prospectus/Consent Solicitation Statement, which are incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

In connection with the Transactions, on February 4, 2022, the Board approved and adopted a new Code of Ethics and Business Conduct (the “Code of Conduct”) applicable to all directors, officers, employees, contractors, and agents of the Company. As of the date of this Current Report, the Code of Conduct is available on the investor relations portion of the Company’s website at https://investor.leafly.com/home/default.aspx. Information contained on or accessible through the Company’s website is not a part of this Current Report, and the inclusion of the Company’s website address in this Current Report is an inactive textual reference only. A copy of the Code of Conduct is attached hereto as Exhibit 3.3 and is incorporated herein by reference.

The Audit Committee will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. The Company expects that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on its website or by any other means permitted under applicable SEC rules.

Item 5.06 Change in Shell Company Status

As a result of the Mergers, which fulfilled the definition of a business combination as required by the Certificate of Incorporation of the Company, dated June 20, 2019, and as amended on November 4, 2019, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing Date. The material terms of the Mergers are described in the Proxy Statement/Prospectus/Consent Solicitation Statement in the sections entitled “Summary of the Material Terms of the Mergers,” “Proposal No. 1 – The Business Combination Proposal” and “The Merger Agreement” beginning on pages 1, 111 and 141, respectively, of the Proxy Statement/Prospectus/Consent Solicitation Statement and in the Proxy Supplement, in the sections entitled “Update to Summary,” “Update to The Business Combination Proposal” and “Update to the Merger Agreement” beginning on pages 9, 35 and 42, which and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The unaudited condensed financial statements of Legacy Leafly as of and for the nine months ended September 30, 2021 and September 30, 2020 and the related notes are included in the Proxy Statement/Prospectus/Consent Solicitation Statement beginning on page F-54 of the Proxy Statement/Prospectus/Consent Solicitation Statement and are incorporated herein by reference.

The historical audited financial statements of Legacy Leafly as of and for the year ended December 31, 2020 and December 31, 2019 and the related notes are included in the Proxy Statement/Prospectus/Consent Solicitation Statement beginning on page F-78 of the Proxy Statement/Prospectus/Consent Solicitation Statement and are incorporated herein by reference.

(b) Pro Forma Financial Information

The unaudited pro forma condensed combined financial information of the Company for the year ended December 31, 2020 as of and for the nine months ended September 30, 2021 is set forth in Exhibit 99.1 hereto and is incorporated by reference herein.

(d) Exhibits.

Exhibit Number	Description
2.1+**	Agreement and Plan of Merger, dated as of August 9, 2021, by and among Leafly Holdings, Inc., Merida Merger Corp. I, Merida Merger Sub, Inc. and Merida Merger Sub II, LLC.
2.2**	First Amendment to the Agreement and Plan of Merger, dated as of September 8, 2021, by and among Leafly Holdings, Inc., Merida Merger Corp. I, Merida Merger Sub, Inc. and Merida Merger Sub II, LLC.
2.3**	Second Amendment to the Agreement and Plan of Merger, dated as of January 11, 2022, by and among Leafly Holdings, Inc., Merida Merger Corp. I, Merida Merger Sub, Inc. and Merida Merger Sub II, LLC.
3.1**	Second Amended and Restated Certificate of Incorporation of Leafly Holdings, Inc., dated February 4, 2022.
3.2*	Amended and Restated Bylaws of Leafly Holdings, Inc., dated February 4, 2022.
3.3*	Code of Conduct of Leafly Holdings, Inc., dated February 4, 2022.
4.1*	Form of Common Stock Certificate of Leafly Holdings, Inc.
4.2**	Form of Warrant Certificate of Leafly Holdings, Inc.
4.3**	Warrant Agreement, dated November 4, 2019, by and between Merida Merger Corp. I and Continental Stock Transfer & Trust Company, as warrant agent.
4.4*	Global Note, dated February 4, 2022 by and between Merida Merger Corp. I, Ankura Trust Company, as agent, and Continental Stock Transfer & Trust Company, as authentication agent.
4.5*	Notation of Guarantee, dated February 4, 2022, by Leafly Holdings, Inc.
10.1*	Amended and Restated Registration Rights Agreement, dated February 4, 2022, by and among Leafly Holdings, Inc. and certain stockholders of Leafly Holdings, Inc..
10.2*#	Form of Director and Officer Indemnification Agreement, dated February 4, 2022, by and between Leafly Holdings, Inc. and its directors and officers.
10.3**	Merida Merger Corp. I Note Purchase Agreement, dated January 11, 2022, by and among Merida Merger Corp. I and the Note Investors party thereto
10.4**	Leafly Holdings, Inc. Earn Out Plan
10.5**	The Leafly Holdings, Inc. 2021 Equity Incentive Plan
10.6**	The Leafly Holdings, Inc. 2021 Employee Stock Purchase Plan
10.7*	Joinder Agreement, dated February 4, 2022, by Leafly LLC.
10.8*#	Offer Letter from Leafly Holdings, Inc. to Kimberly Boler, dated August 31, 2021.
21.1*	Subsidiaries of Registrant
99.1*	Unaudited pro forma condensed combined financial information of Leafly Holdings, Inc. as of and for the nine months ended September 30, 2021 and for the year ended December 31, 2020
104	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Filed herewith.

**	Previously filed.

+	The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

#	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leafly Holdings, Inc.

Date: February 10, 2022	By:	/s/ Yoko Miyashita
		Name:	Yoko Miyashita
		Title:	Chief Executive Officer